UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

HILTON WORLDWIDE HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

43300A 104

(CUSIP Number)

December 31, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 43300A 104	13G	Page 2 of 47 Pages

1.	Name of Reporting Persons: HLT Holdco III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 383,603,683
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 383,603,683
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 383,603,683
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 38.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 3 of 47 Pages

1.	Name of Reporting Persons: HLT Holdco II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 478,254,342
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 735,059
	8.	Shared Dispositive Power: 477,519,283
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 478,254,342
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 47.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 4 of 47 Pages

1.	Name of Reporting Persons: HLT BREP VI.TE.2 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 47,611,887
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 61,756
	8.	Shared Dispositive Power: 47,611,887
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 47,611,887
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 5 of 47 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 47,611,887
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 61,756
	8.	Shared Dispositive Power: 47,611,887
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 47,611,887
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 6 of 47 Pages

1.	Name of Reporting Persons: HLT BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,674,976
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 1,674,976
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,674,976
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 7 of 47 Pages

1.	Name of Reporting Persons: HLT BREH VI Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,674,976
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 1,674,976
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,674,976
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 8 of 47 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,773,532
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 1,773,532
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,773,532
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 9 of 47 Pages

1.	Name of Reporting Persons: BREP VI Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,773,532
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 1,773,532
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,773,532
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 10 of 47 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 282,279
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 282,279
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 282,279
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 11 of 47 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 282,279
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 282,279
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 282,279
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 12 of 47 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings International II-Q L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 282,279
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 282,279
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 282,279
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 13 of 47 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 282,279
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 282,279
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 282,279
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 14 of 47 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 282,279
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 282,279
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 282,279
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 15 of 47 Pages

1.	Name of Reporting Persons: HLT Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 478,254,342
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 735,059
	8.	Shared Dispositive Power: 477,519,283
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 478,254,342
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 47.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 16 of 47 Pages

1.	Name of Reporting Persons: HLT A23 BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 98,556
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 98,556
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 98,556
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 17 of 47 Pages

1.	Name of Reporting Persons: HLT A23 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,472,893
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 23,080
	8.	Shared Dispositive Power: 16,449,813
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,472,893
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 18 of 47 Pages

1.	Name of Reporting Persons: Blackstone A23 Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,472,893
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 23,080
	8.	Shared Dispositive Power: 16,449,813
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,472,893
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 19 of 47 Pages

1.	Name of Reporting Persons: BH Hotels Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 478,254,342
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 735,059
	8.	Shared Dispositive Power: 477,519,283
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 478,254,342
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 47.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 20 of 47 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 494,727,235
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 494,727,235
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 49.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 21 of 47 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 494,727,235
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 494,727,235
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 49.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 22 of 47 Pages

1.	Name of Reporting Persons: Blackstone Management Associates V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 494,727,235
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 494,727,235
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 49.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 23 of 47 Pages

1.	Name of Reporting Persons: BMA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 494,727,235
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 494,727,235
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 49.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 24 of 47 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Associates VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 47,611,887
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 541,519,227
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 542,339,122
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 25 of 47 Pages

1.	Name of Reporting Persons: BREA VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 47,611,887
	6.	Shared Voting Power: 494,727,235
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 541,519,227
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 542,339,122
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 26 of 47 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,394,933
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 544,394,933
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.5%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 27 of 47 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,394,933
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 543,575,038
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.5%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 28 of 47 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,394,933
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 543,575,038
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.5%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 29 of 47 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,394,933
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 543,575,038
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.5%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 104	13G	Page 30 of 47 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,394,933
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,895
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 543,575,038
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.5%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 104	13G	Page 31 of 47 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 544,632,363
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,057,325
	8.	Shared Dispositive Power: 543,575,038
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 544,632,363
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 54.6%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Hilton Worldwide Holdings Inc. (the “Issuer”)

(b).	Address of Issuer’s Principal Executive Offices:

7930 Jones Branch Drive, Suite 1100,

McLean, Virginia, 22102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	HLT Holdco III LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	HLT Holdco II LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	HLT BREP VI.TE.2 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Real Estate Partners VI.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	HLT BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	HLT BREH VI Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Real Estate Holdings VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BREP VI Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	HLT BREH Intl II Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	HLT BREH Intl II Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Real Estate Holdings International II-Q L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	BREP International II-Q GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	BREP International II-Q GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	HLT Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	HLT A23 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	HLT A23 BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Blackstone A23 Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	BH Hotels Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Blackstone Real Estate Partners VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	Blackstone Capital Partners V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Management Associates V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	BMA V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	Blackstone Real Estate Associates VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	BREA VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xxvi)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

HLT Holdco III LLC directly holds 383,603,683 shares of Common Stock, HLT Holdco II LLC directly holds 94,650,659 shares of Common Stock, HLT BREP VI.TE.2 Holdco LLC directly holds 47,611,887 shares of Common Stock, HLT BREH VI Holdco LLC directly holds 1,674,976 shares of Common Stock, HLT BREH Intl II Holdco LLC directly holds 282,279 shares of Common Stock, HLT A23 Holdco LLC directly holds 16,472,893 shares of Common Stock, and HLT A23 BREH VI Holdco LLC directly holds 98,556 shares of Common Stock (together, the “Blackstone Vehicles”), and Stephen A. Schwarzman directly holds 237,430 shares of Common Stock.

The sole member of HLT Holdco III LLC is HLT Holdco II LLC. The sole member of HLT Holdco II LLC is HLT Holdco LLC. The sole member of HLT Holdco LLC is BH Hotels Holdco LLC (“BH Hotels”). The sole member of HLT A23 Holdco LLC is Blackstone A23 Holdings LLC.

The managing members of each of BH Hotels and Blackstone A23 Holdings LLC are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH Intl II Holdco LLC is HLT BREH Intl II Holdings Holdco LLC. The controlling member of HLT BREH Intl II Holdings Holdco LLC is Blackstone Real Estate Holdings International II-Q L.P. The general partner of Blackstone Real Estate Holdings International II-Q L.P. is BREP International II-Q GP L.P. The general partner of BREP International II-Q GP L.P. is BREP International II-Q GP L.L.C. The sole member of BREP International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 BREH VI Holdco LLC is Blackstone Real Estate Holdings VI L.P. The sole member of HLT BREH VI Holdco LLC is HLT BREH VI Holdings Holdco LLC. The controlling member of HLT BREH VI Holdings Holdco LLC is Blackstone Real Estate Holdings VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Vehicles to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

43300A 104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 998,117,365 shares of Common Stock outstanding as reported in the Form 424B4 filed by the Issuer with the Securities and Exchange Commission on November 5, 2014. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. HLT Holdco III LLC directly holds 383,603,683 shares of Common Stock, HLT Holdco II LLC directly holds 94,650,659 shares of Common Stock, HLT BREP VI.TE.2 Holdco LLC directly holds 47,611,887 shares of Common Stock, HLT BREH VI Holdco LLC directly holds 1,674,976 shares of Common Stock, HLT BREH Intl II Holdco LLC directly holds 282,279 shares of Common Stock, HLT A23 Holdco LLC directly holds 16,472,893 shares of Common Stock, and HLT A23 BREH VI Holdco LLC directly holds 98,556 shares of Common Stock, and Stephen A. Schwarzman directly holds 237,430 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2015

HLT HOLDCO III LLC
By: HLT Holdco II LLC, its sole member
By: HLT Holdco LLC, its sole member
By: BH Hotels Holdco LLC, its sole member

By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

By: Blackstone Capital Partner V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

HLT HOLDCO II LLC
By: HLT Holdco LLC, its sole member

By: BH Hotels Holdco LLC, its sole member
By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

By: Blackstone Capital Partner V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

HLT BREP VI.TE.2 HOLDCO LLC
By: Blackstone Real Estate Partners VI.TE.2 L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

HLT BREH INTL II HOLDCO LLC
By: HLT BREH Intl II Holdings Holdco LLC, its sole member
By: Blackstone Real Estate Holdings International II-Q L.P., its managing member
By: BREP International II-Q GP L.P., its general partner
By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

HLT BREH INTL II HOLDINGS HOLDCO LLC
By: Blackstone Real Estate Holdings International II-Q L.P., it managing member
By: BREP International II-Q GP L.P., its general partner
By: BREP International II-Q GP L.L.C., its managing member

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE HOLDINGS INTERNATIONAL II-Q L.P.
By: BREP International II-Q GP L.P., its general partner
By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP INTERNATIONAL II-Q GP L.P.
By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP INTERNATIONAL II-Q GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

HLT HOLDCO LLC
By: BH Hotels Holdco LLC, its sole member

By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

By: Blackstone Capital Partner V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

HLT A23 BREH VI HOLDCO LLC
By: Blackstone Real Estate Holdings VI L.P., its sole member
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

HLT A23 HOLDCO LLC
By: Blackstone A23 Holdings LLC, its sole member
By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

By: Blackstone Capital Partners V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

HLT BREH VI HOLDCO LLC
By: HLT BREH VI Holdings Holdco LLC, its sole member
By: Blackstone Real Estate Holdings VI L.P., its managing member
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

HLT BREH VI HOLDINGS HOLDCO LLC
By: Blackstone Real Estate Holdings VI L.P., its managing member
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE A23 HOLDINGS LLC
By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

By: Blackstone Capital Partner V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BH HOTELS HOLDCO LLC

By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

By: Blackstone Capital Partner V L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS V L.P.
By: Blackstone Management Associates V, L.L.C., its general partner
By: BMA V, L.L.C., its sole member

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.
By: BMA V, L.L.C., its sole member

By:	/s/ John G. Finley
Name: John G. Finley Title: Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley Title: Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]